Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage – Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

	Financial Analysts – Pamela Huggins, Vice President – Treasurer phuggins@parker.com	216/896-2240

Stock Symbol: PH – NYSE

Parker Reports Strong Fiscal 2010 Fourth Quarter and Issues Guidance for Increased Earnings in Fiscal 2011

•	Fourth Quarter Sales Increase 26 Percent

•	Full Year Cash Flow Strong at 12.2 Percent of Sales

•	Fourth Quarter Orders Increase 35 Percent

CLEVELAND, August 3, 2010 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2010 fourth quarter and year ending June 30, 2010. Fiscal 2010 fourth quarter sales were $2.8 billion, an increase of 26.0 percent from $2.2 billion in the same quarter a year ago. Net income for the fourth quarter was $222.2 million, compared with $49.5 million in the fourth quarter of fiscal 2009. Earnings per diluted share for the quarter were $1.35, compared with $0.31 in last year’s fourth quarter. Cash flow from operations in the quarter was $377.4 million, or 13.5 percent of sales, compared with $413.1 million, or 18.7 percent of sales in the fourth quarter of fiscal 2009.

“Order levels continued to increase this quarter and showed broad-based improvements across segments and regions both sequentially and year over year,” said Chairman, CEO and President Don Washkewicz. “These contributed to the 27 percent increase in organic sales for the quarter, while foreign currency translation negatively impacted sales by 1 percent. Our total segment operating margin performance was particularly strong at 13.9 percent. Additionally, our Industrial North America segment margins reached 15.7 percent reflecting ongoing success in executing our Win Strategy.”

Fiscal 2010 sales were $10.0 billion, a decline of 3.1 percent from $10.3 billion in the previous year. Fiscal 2010 net income increased 9.0 percent to $554.1 million from $508.5 million in fiscal 2009. Earnings per diluted share increased 8.6 percent to $3.40, compared with $3.13 in the previous year. Cash flow from operations for fiscal 2010 increased to $1.2 billion, or 12.2 percent of sales, compared with $1.1 billion, or 11.0 percent of sales in the prior year.

Reflecting on the year, Washkewicz added, “In fiscal year 2010, Parker employees responded decisively to the conditions in our global markets. Our actions allowed us to deliver on what we committed to our shareholders, which was to produce much improved performance late in the year as order levels improved. Throughout fiscal year 2010, economic circumstances focused our priorities on managing our business for cash, while maintaining balance sheet strength and targeting 10 percent total segment operating margins. We were successful across all of these measures. Fiscal 2010 highlighted how our Win Strategy allowed us to withstand the worst economic downturn in 60 years and still deliver much higher operating margin levels than at the lowest point in past recessions. Despite being slightly down on revenues, we generated increased operating margins, increased diluted earnings per share and increased cash flow from operations.”

Segment Results

In the Industrial North America segment, fourth-quarter sales increased 33.1 percent to $1.0 billion, and operating income was $162.9 million, compared with $53.7 million in the same period a year ago. For the full year, Industrial North America sales declined 3.0 percent to $3.6 billion, and operating income increased 23.3 percent to $487.1 million, compared with fiscal 2009.

In the Industrial International segment, fourth-quarter sales increased 30.4 percent to $1.0 billion, and operating income was $140.3 million, compared with a loss of $5.7 million in the same period a year ago. For the full year, Industrial International sales declined 2.2 percent to $3.8 billion, and operating income increased 12.4 percent to $394.1 million, compared with fiscal 2009.

In the Aerospace segment, fourth-quarter sales increased 5.9 percent to $477.6 million, and operating income increased 9.5 percent to $64.1 million, compared with the same period a year ago. For the full year, Aerospace sales declined 7.4 percent to $1.7 billion, and operating income declined 20.6 percent to $208.0 million, compared with fiscal 2009.

In the Climate & Industrial Controls segment, fourth-quarter sales increased 27.0 percent to $240.3 million, and segment operating income was $20.5 million compared with an operating profit of $0.9 million in the same period a year ago. For the full year, Climate & Industrial Controls sales increased 2.4 percent to $814.0 million, and the segment reported an operating profit of $53.5 million, compared with an operating loss of $3.7 million in fiscal 2009.

Orders

Parker reported an increase of 35 percent in total orders for the quarter ending June 30, 2010, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 46 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 46 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 3 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 35 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2011, the company has issued guidance for earnings from continuing operations in the range of $3.60 to $4.40 per diluted share.

Washkewicz added, “We are in a very strong position for the year ahead. Parker has clearly demonstrated its ability to generate strong incremental returns on increased revenues. Our focus will continue to be on executing the Win Strategy, and given our financial flexibility, we anticipate ongoing investments in research and development, international expansion, acquisitions and distribution to grow our business.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2010 fourth quarter and full year results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $10 billion in fiscal year 2010, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 54 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, and changes in contract cost and revenue estimates for new development programs; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment actions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION – JUNE 30, 2010

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2010	2009	2010	2009
Net sales	$2,786,470	$2,210,958	$9,993,166	$10,309,015
Cost of sales	2,114,190	1,814,069	7,847,067	8,181,348

Gross profit	672,280	396,889	2,146,099	2,127,667
Selling, general and administrative expenses	349,328	302,521	1,277,080	1,290,379
Interest expense	26,896	25,275	103,599	112,071
Other expense, net	3,896	5,899	10,603	42,134

Income before income taxes	292,160	63,194	754,817	683,083
Income taxes	69,108	14,801	198,452	172,939

Net income	223,052	48,393	556,365	510,144
Less: Noncontrolling interests	889	(1,123)	2,300	1,629

Net income attributable to common shareholders	$222,163	$49,516	$554,065	$508,515

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.38	$.31	$3.44	$3.15

Diluted earnings per share	$1.35	$.31	$3.40	$3.13

Average shares outstanding during period – Basic	161,310,414	160,472,872	160,909,655	161,564,111
Average shares outstanding during period – Diluted	163,997,297	161,548,615	162,901,717	162,719,148

Cash dividends per common share	$.26	$.25	$1.01	$1.00

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Industrial:
North America	$1,034,573	$777,464	$3,623,460	$3,734,613
International	1,033,971	793,163	3,811,464	3,895,874
Aerospace	477,629	451,109	1,744,283	1,883,273
Climate & Industrial Controls	240,297	189,222	813,959	795,255

Total	$2,786,470	$2,210,958	$9,993,166	$10,309,015

Segment operating income
Industrial:
North America	$162,933	$53,733	$487,137	$394,923
International	140,295	(5,693)	394,089	350,662
Aerospace	64,052	58,483	208,002	261,953
Climate & Industrial Controls	20,513	947	53,452	(3,737)

Total segment operating income	387,793	107,470	1,142,680	1,003,801
Corporate general and administrative expenses	54,911	29,006	153,965	152,118

Income from operations before interest expense and other expense	332,882	78,464	988,715	851,683
Interest expense	26,896	25,275	103,599	112,071
Other expense (income)	13,826	(10,005)	130,299	56,529

Income before income taxes	$292,160	$63,194	$754,817	$683,083

PARKER HANNIFIN CORPORATION – JUNE 30, 2010

CONSOLIDATED BALANCE SHEET

	June 30,
(Dollars in thousands)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$575,526	$187,611
Accounts receivable, net	1,599,941	1,417,305
Inventories	1,171,655	1,254,550
Prepaid expenses	111,545	142,335
Deferred income taxes	130,129	121,980

Total current assets	3,588,796	3,123,781
Plant and equipment, net	1,697,881	1,880,554
Goodwill	2,786,334	2,903,077
Intangible assets, net	1,150,051	1,273,862
Other assets	687,320	674,628

Total assets	$9,910,382	$9,855,902

Liabilities and equity
Current liabilities:
Notes payable	$363,272	$481,467
Accounts payable	888,743	649,718
Accrued liabilities	776,527	761,462
Accrued domestic and foreign taxes	176,349	113,107

Total current liabilities	2,204,891	2,005,754
Long-term debt	1,413,634	1,839,705
Pensions and other postretirement benefits	1,500,928	1,233,271
Deferred income taxes	135,321	183,457
Other liabilities	196,208	243,275
Shareholders’ equity	4,367,965	4,268,199
Noncontrolling interests	91,435	82,241

Total liabilities and equity	$9,910,382	$9,855,902

CONSOLIDATED STATEMENT OF CASH FLOWS

	Twelve Months Ended June 30,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income	$556,365	$510,144
Depreciation and amortization	362,509	357,737
Share incentive plan compensation	59,318	47,215
Net change in receivables, inventories, and trade payables	92,949	511,797
Net change in other assets and liabilities	155,991	(286,103)
Other, net	(8,310)	(11,598)

Net cash provided by operating activities	1,218,822	1,129,192

Cash flows from investing activities:
Acquisitions (net of cash of $24,203 in 2009)	(5,451)	(722,635)
Capital expenditures	(129,222)	(270,733)
Proceeds from sale of plant and equipment	11,929	28,986
Other, net	(23,429)	3,551

Net cash (used in) investing activities	(146,173)	(960,831)

Cash flows from financing activities:
Net (payments for) common share activity	(994)	(440,551)
Net (payments for) proceeds from debt	(486,263)	327,778
Dividends	(162,739)	(161,575)

Net cash (used in) financing activities	(649,996)	(274,348)

Effect of exchange rate changes on cash	(34,738)	(32,450)

Net increase (decrease) in cash and cash equivalents	387,915	(138,437)
Cash and cash equivalents at beginning of period	187,611	326,048

Cash and cash equivalents at end of period	$575,526	$187,611